Exhibit 97
WINNEBAGO INDUSTRIES, INC.
MANDATORY COMPENSATION RECOVERY POLICY

Adopted October 11, 2023

Policy
The Board of Directors (the “Board”) of Winnebago Industries, Inc. (the “Company”) has adopted this Mandatory Compensation Recovery Policy (this “Policy”) pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission (“SEC”) regulations promulgated thereunder, and applicable New York Stock Exchange (“NYSE”) listing standards. Subject to and in accordance with the terms of this Policy, upon a Recoupment Event, each Covered Executive shall be obligated to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period.
Administration
This Policy will be administered by the Human Resources Committee of the Board (the “Committee”). Any determinations made by the Committee will be final and binding on all affected individuals.
Definitions
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (a) is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (b) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).
“Covered Executive” means each of the Company’s current and former Section 16 Officers.
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
“Financial Reporting Measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
A “Recoupment Event” occurs when the Company is required to prepare an Accounting Restatement.
“Required Restatement Date” means the earlier to occur of: (a) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
“Section 16 Officer” is defined as an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.
Amount Subject to Recovery
The Incentive-Based Compensation that is subject to recovery under this Policy includes such compensation that is received by a Covered Executive (i) on or after October 2, 2023 (even if such Incentive-Based Compensation was approved, awarded or granted prior to this date), (ii) after the individual began service as a Covered Executive, (iii) if the individual served as a Section 16 Officer at any time during the performance period for such Incentive-Based Compensation, and (iv) while the Company has a class of securities listed on a national securities exchange or national securities association.
The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Committee.
For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Recovery of Erroneously Awarded Compensation
Promptly following a Recoupment Event, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.
If such repayment or return is not made within a reasonable time, the Company shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method determined by the Committee; provided that recovery of any Erroneously Awarded Compensation must be made in compliance with Section 409A.

Limited Exceptions
Erroneously Awarded Compensation will be recovered in accordance with this Policy unless the Committee determines that recovery would be impracticable and one of the following conditions is met:
•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Erroneously Awarded Compensation; or
•the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.
Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to NYSE.
No Insurance or Indemnification
Neither the Company nor any of its affiliates or subsidiaries may indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will the Company nor any of its affiliates or subsidiaries pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.
Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by the SEC or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.
Amendment; Termination
The Board or the Committee may amend this Policy in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board or the Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar provision in any employment agreement or other compensation plan or agreement and any other legal remedies available to the Company. This Policy is in addition to any other clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by the Company from time to time, or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s right to recoup compensation subject to Section 304 of the Sarbanes-Oxley Act of 2002 the Company’s Supplemental Compensation Recovery Policy. To the extent that application of this Policy would provide for recovery of Erroneously Awarded Compensation that the Company recovers pursuant to another policy or provision, the amount that is recovered will be credited to the required recovery under this Policy.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

ACKNOWLEDGMENT TO
WINNEBAGO INDUSTRIES, INC.
MANDATORY COMPENSATION RECOVERY POLICY

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Winnebago Industries, Inc. Mandatory Compensation Recovery Policy.

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Signature

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Printed Name

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Date

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